SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                ----------------


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 Amendment No. 1

                               LSI Industries Inc.
                                (NAME OF ISSUER)

                           Common Stock, no par value
                         (TITLE OF CLASS OF SECURITIES)

                                    50216C108
                                 (CUSIP NUMBER)

                                December 31, 2008
             (Date of Event which requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                              (Page 1 of 18 PAGES)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 50216C108                    13G/A                 PAGE 2 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 3 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 4 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Renewable Energy Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 5 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 6 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Renewable Energy Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 7 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0
--------------------------------------------------------------------------------
    (12)       TYPE OF REPORTING PERSON ** PN; IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 8 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 9 of 18 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                  0
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50216C108                    13G/A                 PAGE 10 of 18 PAGES


ITEM 1(a).  NAME OF ISSUER:

                  The name of the issuer is LSI Industries Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  10000 Alliance Road, Cincinnati, Ohio  45242

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:

          (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock, no par value ("Common Stock") directly owned by it;
          (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
          (iii) Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the shares of Common Stock directly owned by it;
          (iv) Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
          (v) Ardsley Renewable Energy Offshore Fund, Ltd., a British Virgin Islands corporation ("Ardsley Energy Offshore"), with respect to the shares of Common Stock directly owned by it;
          (vi)   Ardsley  Advisory  Partners,  a New  York  general  partnership
                 ("Ardsley") which serves as Investment Manager of Ardsley Offshore, Ardsley Energy Offshore and the Investment Adviser of AP II, Ardsley Institutional, Ardsley Energy and certain managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, Ardsley Energy Offshore, AP II, Ardsley Institutional, Ardsley Energy and the managed accounts;
          (vii) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II, Ardsley Institutional and Ardsley Energy; and
          (viii) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional, Ardsley Energy, Ardsley Offshore, Ardsley Energy Offshore and the managed accounts.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

         The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore and Ardsley Energy Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the registered office of Ardsley Offshore and Ardsley Energy Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. 50216C108                    13G/A                 PAGE 11 of 18 PAGES


ITEM 2(c).  CITIZENSHIP:

         AP II, Ardsley Institutional and Ardsley Energy are Delaware limited partnerships. Ardsley Offshore and Ardsley Energy Offshore are British Virgin Islands corporations. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Class A Common Stock, no par value per share

ITEM 2(e).  CUSIP NUMBER:  50216C108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 50216C108                   13G/A                  PAGE 12 of 18 PAGES


ITEM 4.   OWNERSHIP.

      A.     Ardsley Partners Fund II, L.P.
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the
                       disposition: -0-

      B.     Ardsley Partners Institutional Fund, L.P.
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the
                       disposition: -0-

      C.     Ardsley Partners Renewable Energy Fund, L.P.
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition:  -0-
                 (iv)  Shared power to dispose or direct the
                       disposition: -0-

      D.      Ardsley Offshore Fund Ltd.
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: -0-

      E.      Ardsley Renewable Energy Offshore Fund, Ltd.
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: -0-

      F.     Ardsley Advisory Partners
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: -0-

CUSIP No.  50216C108                   13G/A                 PAGE 13 of 18 PAGES


      G.     Ardsley Partners I
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: -0-

      H.     Philip J. Hempleman
             (a) Amount beneficially owned: -0-
             (b) Percent of class: 0%
             (c) (i)   Sole Power to vote or direct the vote: -0-
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv)  Shared power to dispose or direct the disposition: -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 50216C108                   13G/A                  PAGE 14 of 18 PAGES


ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 50216C108                    13G/A                 PAGE 15 of 18 PAGES


                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of February 13, 2009


                                    ARDSLEY PARTNERS FUND II, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner



                                    ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner

                                    ARDSLEY OFFSHORE FUND LTD.


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        Director


                                    ARDSLEY RENEWABLE ENERGY OFFSHORE FUND LTD.


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        Director

CUSIP No. 50216C108                    13G/A                 PAGE 16 of 18 PAGES


                                    ARDSLEY ADVISORY PARTNERS
                                    By:  ARDSLEY PARTNERS I
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       -----------------
                                         Steve Napoli
                                         General Partner


                                    ARDSLEY PARTNERS I

                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner



                                    PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                    BY:/s/ Steve Napoli*
                                       -----------------
                                          Steve Napoli
                                     As attorney in fact for
                                     Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 50216C108                    13G/A                 PAGE 17 of 18 PAGES


                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 13, 2009



                                    ARDSLEY PARTNERS FUND II, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner

                                    ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                    BY:  ARDSLEY PARTNERS I,
                                         GENERAL PARTNER


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner


                                    ARDSLEY OFFSHORE FUND LTD.


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        Director

CUSIP No. 50216C108                    13G/A                 PAGE 18 of 18 PAGES


                                    ARDSLEY RENEWABLE ENERGY OFFSHORE FUND LTD.


                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        Director


                                    ARDSLEY ADVISORY PARTNERS

                                    By:  ARDSLEY PARTNERS I
                                         GENERAL PARTNER

                                    BY:/s/ Steve Napoli
                                       -----------------
                                         Steve Napoli
                                         General Partner


                                    ARDSLEY PARTNERS I

                                    BY:/s/ Steve Napoli
                                       -----------------
                                        Steve Napoli
                                        General Partner


                                    PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                    BY:/s/ Steve Napoli *
                                       -----------------
                                         Steve Napoli
                                         Attorney-in-fact
                                         for Philip J. Hempleman



* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.